Exhibit 34.1

Baker Tilly Virchow Krause, LLP
8219 Leesburg Pike, Ste. 800
Tysons Corner, VA 22182
T: +1 703 923 8300
F: +1 703 923 8330 bakertilly.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of VW Credit, Inc. and

CitiBank N.A., Indenture Trustee:

We have examined VW Credit, Inc’s (the “Company”) compliance with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Securities and Exchange Commission’s Regulation AB for the Company’s Volkswagen Auto Lease Trust 2015-A (the “Trust”) asset backed securitization transactions except for the servicing criteria set forth in Sections 229.1122(d)(1)(ii)-(iv), 229.1122(d)(2)(vi), 229.1122 (d)(3)(ii) with respect to remittances, 229.1122(d)(3)(iii)-(iv), 229.1122(d)(4)(ix)-(xiii), and 229.1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the asset backed securities transactions being serviced as of December 31, 2016 and for the period from January 1, 2016 through December 31, 2016 (the “Reporting Period”). Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities of the Trust, testing selected servicing activities related to the Trust, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, VW Credit, Inc. complied, in all material respects, with the aforementioned servicing criteria as of and for the year ended December 31, 2016 except that, with respect to the Applicable Servicing Criterion in paragraph (d)(2)(i) of item 1122, cash collected on Friday, January 1, 2016 was not transferred within two business days. The deficiency was identified during the Company’s month-end testing, however, as total cash collected and deposited to the trustees for the month of January was more than what was required to pay principal and interest to investors, there was no adverse impact to the Noteholders.

/s/ Baker Tilly Virchow Krause, LLP

Tysons Corner, Virginia
March 28, 2017